May 12, 2005


Mr. Alan I. Goldberg
Marlton Technologies, Inc.
2828 Charter Road
Philadelphia, PA 19154

Re:  Employment Agreement dated December 11, 1992, as amended

Dear Alan:

      Confirming the actions of the Compensation Committee of the Board of Directors of Marlton Technologies, Inc. ("Company"):

      Effective January 1, 2005 and in accordance with the terms of your Employment Agreement, your annual base salary was changed to $184,481 for your employment on a thirty hour per week basis.

      Your Employment Agreement entitlement to future annual salary increases of 3% will be eliminated, and your salary will be reviewed annually by the Company to consider future increases in your salary, consistent with the Company's general consideration for senior level executives of the Company.

      Effective January 1, 2005, your existing bonus plan will be replaced with a bonus plan to be determined annually by the Company, consistent with the Company's general consideration for senior level executives of the Company.

      As described in Note 7 of the Item 11 Summary Compensation Table included in the Company's Form 10-K/A for the fiscal year ended December 31, 2004, you have waived your rights to the salary reductions described in Notes 2, 3 and 6 of such Table.

      The Company shall provide you with reimbursement of life and disability insurance premiums of up to $9,500 per year.

      You have waived the requirement under your Employment Agreement that the Company and its Board of Directors use their best efforts to cause you to be elected and re-elected to the Company's Board of Directors, as long as the Company provides you with Board observer rights allowing you to receive notice and all materials for Board meetings as provided to Board members and the right to attend Board meetings without voting rights.

      The provisions of your Employment Agreement relating to the above subject matter are superseded by this amendment; otherwise the Employment Agreement shall remain in full force and effect in accordance with its terms and shall constitute the legal, valid and binding agreement of the Company.


                                       ---------------------------------
                                       Richard Vague
                                       Chairman of Compensation Committee

Agreed this _____ day of May, 2005.


----------------------------------
         Alan I. Goldberg